Exhibit 99.1

                   POLYONE REPORTS THIRD-QUARTER 2006 EARNINGS

    - Best third-quarter sales and earnings ever -- record nine-month earnings performance

    -   Third-quarter and nine-month sales up 9 percent and 10 percent over 2005

    -   Third-quarter earnings at $0.21 per share -- markedly improved from 2005

    -   Continued strong cash flow

                       PolyOne Summary Results - Unaudited

                                                                 YTD -        YTD -
                          3Q06         3Q05        % Change       2006         2005       % Change
                       ----------   ----------    ----------   ----------   ----------   ----------
Sales, millions        $    666.2   $    611.6             9   $  2,027.2   $  1,843.8           10

Operating income,
 millions              $     36.4   $      4.4           727   $    167.8   $    102.3           64

Earnings per
 share                 $     0.21   $    (0.21)           --   $     1.17   $     0.27          333

    CLEVELAND, Nov. 1 /PRNewswire-FirstCall/ -- PolyOne Corporation (NYSE: POL), a leading global provider of specialized polymer materials, services and solutions, today reported unaudited results for the third quarter of 2006.

    For the third quarter ended September 30, 2006, sales were $666.2 million, an increase of 9 percent compared with third-quarter 2005 sales. The Company reported net income of $19.6 million, or $0.21 per share, in the third quarter of 2006, compared with a loss of $(19.5) million, or $(0.21) per share, in the same period last year.

    Net income for the first nine months of 2006 was $108.8 million, or $1.17 per share, compared with $25.2 million, or $0.27 per share, in the first nine months of 2005, an increase of $0.90 per share.

    "Our third-quarter and nine-month sales and earnings were our best ever and set new records for PolyOne," said Stephen D. Newlin, chairman, president and chief executive officer. "While we are pleased by our overall third- quarter 2006 performance when compared with 2005, the quality of the mix of our earnings is not where we want it to be. This further reinforces the need for the strategic direction we are taking."

    Net cash provided by operating activities for the first nine months of 2006 improved substantially to $95.0 million compared with $37.4 million for the comparable period of 2005. Similarly, operating cash flow(1) for the first nine months of 2006 was $85.4 million compared with $8.4 million for the same period of 2005. Improved earnings and working capital efficiency were the primary drivers for this increase in cash flow. Including proceeds received from the sale of the Engineered Films business, the Company has generated $102.7 million of cash through the first nine months of 2006.

    (1) Operating cash flow is a non-GAAP financial measure. A discussion occurs at the end of this release on the use of non-GAAP financial measures.

    Segment Highlights

    On October 27, 2006, PolyOne announced that it would increase the number of reportable segments in its financial statements. Beginning with the first quarter of 2006, PolyOne is reporting six segments. Previously, the Company reported three segments. In addition to the Distribution segment and Resin and Intermediates segment, the following product groups that were formerly included in the Performance Plastics segment will now be distinct reportable segments:
Vinyl Compounds, Specialty Resins, International Color and Engineered Materials, and All Other. The 'All Other' reportable segment is composed of North American Engineered Materials, North American Color and Additives, Producer Services, and Polymer Coating Systems.

    Vinyl Compounds: Sales were $205.2 million in the third quarter of 2006, a 3 percent increase compared with the third quarter of 2005 due to higher average selling prices that more than offset a 4 percent decline in shipments. Operating income in the third quarter of 2006 was $10.6 million, a decrease of $0.5 million compared with the third quarter 2005.

    Specialty Resins: Sales of $34.8 million were 8 percent below the third quarter of 2005 due to slowness in automotive and vinyl flooring demand. Operating income of $2.3 million was down $3.5 million from the third quarter of 2005 due to a combination of lower volumes and operating margins as well as recording $1.4 million of depreciation expense in the third quarter 2006 now that the business is no longer reported as a discontinued operation.

    International Color and Engineered Materials: Sales of $139.3 million were up 19 percent compared with the third quarter of 2005, driven by strong shipment improvements in both Europe (9 percent) and Asia (35 percent). Favorable currency exchange rates contributed 1 percentage point to the increase. The increase in Asian sales primarily reflects further growth and penetration into key markets. Operating income of $5.7 million in the third quarter of 2006 was up 19 percent, compared with the same period in 2005.

    Distribution: Sales of $182.1 million were 8 percent above the third quarter 2005 due to a 9 percent increase in average selling prices. Operating income was $4.3 million, up 5 percent compared with the third quarter of 2005.

    Resin and Intermediates: Operating income was $27.8 million compared with $13.2 million in the third quarter of 2005. OxyVinyls earnings tripled from the same period a year ago, reflecting stronger PVC resin product spreads and volume, caustic and chlorine pricing, and lower natural gas costs. Sunbelt's performance improvement from the third quarter of 2005 primarily reflects higher volume and marginally stronger chlorine and caustic net-backs.

    All Other: Includes North American Engineered Materials, North American Color and Additives, Producer Services and Polymer Coating Systems. Sales were $152.6 million in the third quarter of 2006, up 15 percent from the comparable period a year ago on shipment increases of 11 percent. Each business within the segment realized sales and shipment gains. The operating loss was $1.3 million but was $1.2 million better than in the third quarter of 2005. This improvement was driven by North American Engineered Materials, which realized increased sales and a more favorable mix of business in higher- value specialized applications. Operating income for the other businesses was generally flat year over year.

    Corporate and eliminations: The Company reported a net expense of $13.0 million due to unallocated corporate costs, intersegment profit eliminations, changes in certain corporate operating reserves and the impact of special or non-operational items, which generally have a one-time effect on earnings. In the third quarter of 2006, the Company recognized a $6.8 million net benefit from litigation settlements and adjustments to related reserves, which was substantially offset by $5.9 million of environmental remediation costs at inactive sites.

    Fourth-quarter 2006 Business Outlook

    PolyOne anticipates that demand will soften in the fourth quarter due to seasonal trends and to slowing in automotive and construction-related end markets. Sales for the Company, however, are expected to increase 1 percent to 2 percent compared with a strong 2005 fourth quarter. Management anticipates that gross margin improvement plans will gain traction and result in modest increases compared with the third quarter, despite lower projected volumes. Most businesses are projected to deliver year-over-year earnings improvements in the fourth quarter, although sequential earnings are projected to be lower.

    The Company projects that lower margins and volumes will drive both OxyVinyls and Sunbelt earnings down sequentially and compared with the fourth quarter of 2005. Chlor-alkali margins are anticipated to tighten as caustic and chlorine pricing moderates. Additionally, PVC resin product spreads are expected to narrow as PVC pricing trends lower.

    In the fourth quarter of 2005, the Company benefited from approximately $8 million of favorable net non-recurring adjustments to certain operating reserves and litigation settlements. While the Company anticipates that it will benefit modestly from non-recurring items in the 2006 fourth quarter, it does not expect to realize an amount comparable to the benefit in the 2005 fourth quarter.

    The Company anticipates further strong cash generation in the quarter, primarily driven by earnings and seasonally lower working capital investments, partially offset by cash interest payments.

    Change in PolyOne Segmentation of Financial Results

    On October 27, 2006, PolyOne announced through a press release and a Current Report on Form 8-K that it would be amending and restating certain historic financial statements in order to increase the number of reportable segments in its financial statements. The press release and the Form 8-K, which included disclosures under Item 2.06 and 4.02, described the nature of this reporting change, including: which financial statements would be affected; how the Company anticipated these statements would be affected; and when the Company hoped the affected statements would be amended and filed.

    Third-quarter 2006 Earnings Conference Call and Webcast

    PolyOne will host a conference call at 9:00 a.m. Eastern time on Thursday, November 2, 2006. The conference dial-in number is 866-543-6403 (domestic) or 617-213-8896 (international), passcode 34382861, conference topic: Third-quarter 2006 PolyOne Earnings Conference Call. The replay number is 888-286-8010 (domestic) or 617-801-6888 (international). The conference ID for the replay is 99211401. The call will be available via replay until Monday November 6, 2006 on the Company's Web site at www.polyone.com.

    About PolyOne

    PolyOne Corporation, with 2005 annual revenues of approximately $2.5 billion, is a leading global provider of specialized polymer materials, services and solutions. Headquartered in northeast Ohio, PolyOne has operations in North America, Europe, Asia and Australia, and joint ventures in North America and South America. See www.polyone.com for additional information on PolyOne.

    Use of Non-GAAP Financial Measures

    This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating cash flow, operating income (loss) before special items and per share impact of special items. The most directly comparable GAAP financial measures are: net cash provided (used) by operating activities, operating income (loss) and income (loss) per share.

    PolyOne's chief operating decision makers use these financial measures to monitor and evaluate the ongoing performance of the Company and each business segment and to allocate resources. In addition, operating income before special items and operating cash flow are components of various PolyOne annual and long-term employee incentive plans.

    Tables included in this news release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure (Attachment 5) and provide detail about special items (Attachment 4). Also attached are certain financial schedules and a summary of unaudited segment results.

    Forward-looking Statements

    In this press release, statements that are not reported financial results (other than the results for the three and nine months ended September 30, 2006) or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; the completion of our financial statements for the three and nine months ended September 30, 2006; the amendment and restatement of certain financial statements; the anticipated non-cash asset impairment charge resulting from the realignment of the segment reporting structure; prospective changes in raw material costs, product pricing or product demand; future performance, including, without limitation, meeting cash flow goals, receiving cash distributions from equity affiliates and achieving working capital targets; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

    - the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks;
    - changes in U.S., regional or world polymer consumption growth rates affecting PolyOne's markets;
    - changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride
        (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates;
    - fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles;
    - production outages or material costs associated with scheduled or unscheduled maintenance programs;
    - costs or difficulties and delays related to the operation of joint venture entities;
    - lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;
    - partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne;
    - an inability to launch new products and/or services within PolyOne's various businesses;
    -   the possibility of further goodwill impairment;
    -   an inability to maintain any required licenses or permits;
    -   an inability to comply with any environmental laws and regulations;
    - the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulations;
    - unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;
    - an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and employee productivity goals;
    -   a delay or inability to achieve targeted debt level reductions;
    - an inability to access the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance or for any other reason;
    - any poor performance of our pension plan assets and any obligation on our part to fund PolyOne's pension plan;
    - any delay and/or inability to bring the North American Color and Additives Masterbatch and the Engineered Materials product platforms to profitability;
    - an inability to raise prices or sustain price increases for products; - an inability to maintain appropriate relations with unions and employees in certain locations in order to avoid disruptions of business, including the current work stoppage at our Avon Lake, Ohio, production facility;
    - other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation;
    - the completion of the goodwill and asset impairment testing process resulting from the segment realignment, including any unanticipated factors that cause the final goodwill impairment charge and any write-down of the Company's asset base pursuant to the impairment assessment outlined by financial accounting standards to be outside the current estimated range;
    - the occurrence of any events prior to the completion of our financial statements for the three and nine months ended September 30, 2006 that could adversely affect such financial statements; and
    - any unanticipated delay in filing reports with the Securities and Exchange Commission as a result of the segment realignment.

    We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

    We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K provided to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties. (Ref.
#110106)

                                                                    Attachment 1
    Supplemental Information

               Quarterly Summary of Consolidated Operating Results
                   Including Impact of Discontinued Operations
           (In millions of dollars, except per share data, unaudited)

    Accounting for Discontinued Operations

    In accordance with Generally Accepted Accounting Principles (GAAP), PolyOne segregates and reports results of discontinued operations net of income taxes as a separate line item on the statement of operations (income statement) below income (loss) before discontinued operations on the income statement. As a result, reporting and discussion of items above the income (loss) before discontinued operations line (such as sales, operating income, interest, and selling and administrative costs) include only the results of continuing operations.

                                               3Q06         3Q05          2Q06         1Q06
                                            ----------   ----------    ----------   ----------
Operating results:
Sales - continuing operations               $    666.2   $    611.6    $    686.4   $    674.6

Operating income                                  36.4          4.4          63.5         67.9

Net income (loss)                                 19.6        (19.5)         42.4         46.8
    Income (loss) before
     discontinued operations                      19.6        (16.2)         42.4         48.9
    Loss from discontinued
     operations, net of
     income taxes                                    -         (3.3)            -         (2.1)

Earnings (loss) per common share:
Basic and diluted earnings
 (loss) per share                           $     0.21   $    (0.21)   $     0.46   $     0.51
    Before discontinued
     operations                                   0.21        (0.18)         0.46         0.53
    Discontinued operations                          -        (0.03)            -        (0.02)

Total per share impact of
 special items (1) after tax:               $     0.02   $    (0.31)   $     0.17   $     0.17
    Before discontinued
     operations                                   0.02        (0.27)         0.17         0.20
    Discontinued operations                          -        (0.04)            -        (0.03)

Other data:
Sales - discontinued
 operations                                 $        -   $     30.7    $        -   $      9.6
Depreciation and amortization                     14.2         13.4          14.3         14.3

(1) - "Special Items" is a non-GAAP financial measure. A discussion is at the end of this release regarding the use of non-GAAP financial measures. A definition and a list of special items appear in Attachment 4

                                                                    Attachment 2

                      PolyOne Corporation and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                      (In millions, except per share data)

                                               Three Months Ended         Nine Months Ended
                                                 September 30,              September 30,
                                            -----------------------    -----------------------
                                               2006         2005          2006         2005
                                            ----------   ----------    ----------   ----------
Sales                                       $    666.2   $    611.6    $  2,027.2   $  1,843.8
Operating costs and expenses:
  Cost of sales                                  588.4        538.0       1,764.7      1,610.0
  Selling and administrative                      51.6         43.4         150.8        138.3
  Depreciation and amortization                   14.2         13.4          42.8         38.3
Employee separation and plant
 phaseout (benefit) charge                        (0.3)         1.9          (0.6)         2.5
Environmental remediation at
 inactive sites                                    5.9          2.9           1.8          2.9
(Income) loss from equity
 affiliates and minority interest                (30.0)         7.6        (100.1)       (50.5)
Operating income                                  36.4          4.4         167.8        102.3
Interest expense                                 (16.2)       (17.0)        (49.6)       (51.2)
Interest income                                    1.1          0.5           2.4          1.4
Premium on early extinguishment of
 long-term debt                                      -            -          (1.2)           -
Other expense, net                                (0.2)        (2.7)         (2.9)        (4.3)
Income (loss) before income taxes
 and discontinued operations                      21.1        (14.8)        116.5         48.2
Income tax expense                                (1.5)        (1.4)         (5.6)        (6.4)
Income (loss) before discontinued
 operations                                       19.6        (16.2)        110.9         41.8
Loss from discontinued operations,
 net of income taxes                                 -         (3.3)         (2.1)       (16.6)
Net income (loss)                           $     19.6   $    (19.5)   $    108.8   $     25.2

Earnings (loss) per common share:
  Basic earnings (loss):
    Before discontinued operations          $     0.21   $    (0.18)   $     1.20   $     0.45
    Discontinued operations                          -        (0.03)        (0.02)       (0.18)
    Basic earnings (loss) per share         $     0.21   $    (0.21)   $     1.18   $     0.27

  Diluted earnings (loss):
    Before discontinued operations          $     0.21   $    (0.18)   $     1.19   $     0.45
    Discontinued operations                          -        (0.03)        (0.02)       (0.18)
    Diluted earnings (loss)
     per share                              $     0.21   $    (0.21)   $     1.17   $     0.27

Weighted average shares used to compute
 earnings (loss) per share:
    Basic                                         92.5         91.8          92.3         91.8
    Diluted                                       93.0         91.8          92.7         92.1

Dividends paid per share of common
 stock                                      $        -   $        -    $        -   $        -

                                                                    Attachment 3

                      PolyOne Corporation and Subsidiaries
           Condensed Consolidated Statements of Cash Flows (Unaudited)
                                  (In millions)

                                               Three Months Ended         Nine Months Ended
                                                 September 30,              September 30,
                                            -----------------------    -----------------------
                                               2006         2005          2006         2005
                                            ----------   ----------    ----------   ----------
Operating Activities
    Net income (loss)                       $     19.6   $    (19.5)   $    108.8   $     25.2
    Adjustments to reconcile net income
     (loss) to net cash provided by
      operating activities:
        Depreciation and amortization             14.2         13.4          42.8         38.3
        Premium on early extinguishment
         of long-term debt                           -            -           1.2            -
        Loss on disposition of
         discontinued business and
         related plant phaseout charge               -          3.9           2.3         15.5
        Companies carried at equity and
         minority interest:
            (Income) loss from equity
             affiliates and minority
             interest                            (30.0)         7.6        (100.1)       (50.5)
            Dividends and distributions
             received                             32.0         27.6          74.2         46.8
        Provision for deferred income
         taxes                                       -          0.1           0.5          1.0
        Change in assets and
         liabilities:
            Accounts receivable                   14.7         (1.5)        (28.7)       (54.7)
            Inventories                          (20.0)         2.1         (36.4)        (7.3)
            Accounts payable                      (1.1)         5.7          30.6         22.0
            Increase (decrease) in
             sale of accounts receivable             -        (18.5)         (7.9)        20.1
            Accrued expenses and other            19.4          5.5           7.8        (23.6)
        Net cash (used) provided by
         discontinued operations                     -         (0.1)         (0.1)         4.6
Net cash provided by operating
 activities                                       48.8         26.3          95.0         37.4

Investing Activities
    Capital expenditures                         (13.8)        (6.2)        (26.3)       (24.2)
    Business acquisitions, net of cash
     received                                        -            -             -         (2.7)
    Proceeds from sale of assets                     -          7.0           7.2         15.4
    Proceeds from sale of discontinued
     business, net                                   -            -          17.3            -
    Net cash used by discontinued
     operations                                      -         (0.4)         (0.2)        (1.1)
Net cash provided (used) by investing
 activities                                      (13.8)         0.4          (2.0)       (12.6)

Financing Activities
    Change in short-term debt                     (0.6)         3.2          (3.0)         4.2
    Change in long-term debt                         -        (18.5)        (17.0)       (20.0)
    Proceeds from exercise of stock
     options                                         -          0.1           2.8          0.4
Net cash used by financing activities             (0.6)       (15.2)        (17.2)       (15.4)

Effect of exchange rate changes on cash           (0.1)         1.1           0.7         (0.7)
Increase in cash and cash equivalents             34.3         12.6          76.5          8.7
Cash and cash equivalents at beginning
 of period                                        75.0         34.7          32.8         38.6
Cash and cash equivalents at end of
 period                                     $    109.3   $     47.3    $    109.3   $     47.3

                                                                Attachment 4

                      Summary of Special Items (Unaudited)
                      (In millions, except per share data)

    "Special items" include charges related to specific strategic initiatives such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phaseout costs; executive separation agreements; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; adjustments to reflect a tax benefit on domestic losses; and deferred tax valuation allowances on domestic operating income.

                                               3Q06         3Q05          2Q06         1Q06
                                            ----------   ----------    ----------   ----------
Special items

Continuing operations:
Employee separation and plant
 phaseout costs (1)                         $      0.3   $     (1.9)   $      0.2   $      0.1
Asset impairments (2)                             (0.1)        (0.2)         (0.1)           -
Environmental remediation at
 inactive sites (3)                               (5.9)        (2.9)          2.3          1.8
Impairment of previously idled
 facility at Oxy Vinyls, LP (6)                      -        (22.9)            -            -

    Impact on pretax income                       (5.7)       (27.9)          2.4          1.9

Income tax benefit (expense) on
 above items                                       2.2         10.0          (1.1)        (0.8)
Tax allowance (5)                                  5.1         (6.4)         14.1         17.1

    Impact on net income (loss)
     from continuing operations             $      1.6   $    (24.3)   $     15.4   $     18.2

    Per diluted share impact                $     0.02   $    (0.27)   $     0.17   $     0.20

Discontinued operations:
Employee separation and plant
 phaseout costs (1)                                  -   $     (0.6)            -   $        -

    Impact on operating income                       -         (0.6)            -            -

Net asset impairment and loss on
 disposition of discontinued
 operations (4)                                      -         (3.9)            -         (2.3)

    Impact on pretax income                          -         (4.5)            -         (2.3)

Income tax benefit on above items                    -          1.8             -          0.9
Tax allowance (5)                                    -         (1.3)            -         (0.8)

    Impact on net loss from
     discontinued operations                         -   $     (4.0)            -   $     (2.2)

    Per diluted share impact                         -   $    (0.04)            -   $    (0.03)

Total:
        Impact on net income
         (loss)                             $      1.6   $    (28.3)   $     15.4   $     16.0

        Per diluted share impact            $     0.02   $    (0.31)   $     0.17   $     0.17

    Explanations:

    1. Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives and executive separation agreements.
    2. Non-cash impairment charges to adjust the carrying value of investments to fair market value.
    3. Environmental remediation costs for facilities either no longer owned or closed in prior years.
    4. Non-cash impairment charges to adjust the carrying value of discontinued operations to estimated net future proceeds and to recognize costs that were not allowed to be recognized due to the contingent nature of these costs until the business was sold, in accordance with generally accepted accounting principles.
    5. Tax allowance to adjust net U.S. deferred income tax assets resulting from operating loss carryforwards.
    6. A non-cash impairment charge for a previously idled chlor-alkali facility at Oxy Vinyls, LP.

                                                                    Attachment 5

                  Reconciliation of Non-GAAP Financial Measures
                                  (In millions)

    Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

                                               3Q06         3Q05          2Q06         1Q06
                                            ----------   ----------    ----------   ----------
Continuing operations:
Operating income before special
 items                                      $     42.1   $     32.3    $     61.1   $     66.0
Special items in continuing
 operations, before tax                           (5.7)       (27.9)          2.4          1.9
   Operating income                         $     36.4   $      4.4    $     63.5   $     67.9

Discontinued operations:
Operating income before special
 items                                      $        -   $      1.2    $        -   $      0.2
Special items in discontinued
 operations, before tax                              -         (4.5)            -         (2.3)
   Operating income (loss)                  $        -   $     (3.3)   $        -   $     (2.1)

Continuing operations:
Income per share before impact
 of special items                           $     0.19   $     0.09    $     0.29   $     0.33
Per share impact of special
 items, after tax                                 0.02        (0.27)         0.17         0.20
   Diluted income (loss) per
    share                                   $     0.21   $    (0.18)   $     0.46   $     0.53

Discontinued operations:
Income per share before impact
 of special items                           $        -   $     0.01    $        -   $     0.01
Per share impact of special
 items, after tax                                    -        (0.04)            -        (0.03)
   Diluted income (loss) per
    share                                   $        -   $    (0.03)   $        -   $    (0.02)

                                               Three Months Ended         Nine Months Ended
                                                 September 30,              September 30,
                                            -----------------------    -----------------------
(in millions)                                  2006         2005          2006         2005
-----------------------------------------   ----------   ----------    ----------   ----------
Reconciliation to Condensed
 Consolidated Statements
 of Cash Flows

Net cash provided by operating
 activities                                 $     48.8   $     26.3    $     95.0   $     37.4
Net cash provided (used) by
 investing activities                            (13.8)         0.4          (2.0)       (12.6)
Decrease (increase) in sale of
 accounts receivable                                 -         18.5           7.9        (20.1)
Interest rate swap fair value
 debt adjustment                                   1.7          0.2           1.0         (0.4)
Other financing activities                        (2.2)         1.7           0.1          2.1
Effect on exchange rate changes
 on cash                                          (0.1)         1.1           0.7         (0.7)

Increase in borrowed debt less
 cash and cash equivalents                  $     34.4   $     48.2    $    102.7   $      5.7

Less proceeds from sale of
 discontinued business, net of
    note receivable                                  -            -         (17.3)           -
Plus business acquired, net of                       -            -             -          2.7

Operating cash flow                         $     34.4   $     48.2    $     85.4   $      8.4

                                                                    Attachment 6

                     Business Segment Operations (Unaudited)
                                  (In millions)

    Senior management uses operating income before the effect of "special items" to assess performance and allocate resources to business segments because senior management believes that this measure is useful in understanding current profitability levels and how current levels may serve as a base for future performance. In addition, operating income before the effect of "special items" is a component of various PolyOne annual and long- term employee incentive plans and is used in debt covenant computations.

                                       Three Months                Nine Months             Three
                                          Ended                       Ended                Months
                                       September 30                September 30            Ended
                                 ------------------------    ------------------------     June 30
                                    2006          2005          2006          2005          2006
                                 ----------    ----------    ----------    ----------    ----------
Business Segments

Sales:
  Vinyl Compounds                $    205.2    $    200.0    $    630.6    $    571.1    $    213.3
  Specialty Resins                     34.8          37.7         106.3         119.0          35.9
  International Color and
   Engineered Materials               139.3         117.2         404.4         364.3         136.3
  Distribution                        182.1         168.8         565.9         506.5         189.8
  Resin and Intermediates                 -             -             -             -             -
  All Other                           152.6         132.8         459.9         413.0         158.0
  Corporate and
   eliminations                       (47.8)        (44.9)       (139.9)       (130.1)        (46.9)

     Sales                       $    666.2    $    611.6    $  2,027.2    $  1,843.8    $    686.4

Operating income (loss):
  Vinyl Compounds                $     10.6    $     11.1    $     44.6    $     30.5    $     17.0
  Specialty Resins                      2.3           5.8          10.4          22.5           5.0
  International Color and
   Engineered Materials                 5.7           4.8          18.7          16.7           6.8
  Distribution                          4.3           4.1          15.6          13.5           5.1
  Resin and Intermediates              27.8          13.2          92.9          64.6          28.9
  All Other                            (1.3)         (2.5)          2.2          (1.3)          2.9
  Corporate and
   eliminations                       (13.0)        (32.1)        (16.6)        (44.2)         (2.2)

     Operating Income            $     36.4    $      4.4    $    167.8    $    102.3    $     63.5

Other Data

Discontinued operations
  Sales                          $        -    $     30.7    $      9.6    $     91.8    $        -
  Net loss                                -          (3.3)         (2.1)        (16.6)            -

SOURCE  PolyOne Corporation
    -0-                             11/01/2006
    /CONTACT:  Dennis Cocco, Vice President, Investor Relations &
Communications of PolyOne Corporation, +1-440-930-1538/
    /Web site:  http://www.polyone.com /
    (POL)